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Exhibit 99.1
FOR MORE INFORMATION, CONTACT
Lisa Stoner
Investor Relations
Humana Inc.
502-580-2652
lstamper@humana.com

or

Mark Taylor
Corporate Communications
Humana Inc.
317-753-0345
mtaylor108@humana.com

Humana Elects Brad D. Smith to Board of Directors

LOUISVILLE, Ky. — September 15, 2022 — Humana Inc. (NYSE: HUM) announced today that Brad D. Smith, former Executive Chairman, President and CEO of Intuit Inc., has been elected as a member of the Company’s Board of Directors. He currently serves as the President of Marshall University, having assumed the role of leading his Alma Mater in January 2022.

Prior to joining Marshall, Smith was Executive Chairman of Intuit from January 2019 until January 2022, following 11 years as Intuit’s President and CEO from January 2008 to December 2018. During Smith’s tenure, he led Intuit’s transformation from a North American financial software company into a global cloud-based platform company, leading to historic record growth that nearly doubled the company’s revenue and positioned Intuit as a leading company in its industry. Smith continues to serve on the Intuit Board of Directors.

“We are pleased to welcome Brad to the Humana Board. He is a seasoned CEO with proven experience in driving transformation through data-driven decision making, rapid experimentation, and customer focus,” said Humana Chairman of the Board Kurt J. Hilzinger. “Brad’s deep operating experience and ability to innovate across all organizational layers, while also being mission and customer driven, will be vital as Humana continues to grow its core Medicare Advantage business, drive operational efficiencies, and mature and further integrate its healthcare services offerings.”

His election brings the number of Humana directors to 14.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve

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health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

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